EXHIBIT 10.1
NON-NEGOTIABLE PROMISSORY NOTE

$670,000.00	(US) October 3, 2013

FOR VALUE RECEIVED, ID Perfumes, Inc. a Nevada Corporation (the "Maker"), promises to pay to the order of Parfurns Investment I, LLC., a Florida limited liability company (the "Payee"), the principal amount of Six Hundred and Seventy Thousand AND 00/100 DOLLARS ($670,000), payable upon the terms set forth in this Non-Negotiable Promissory Note (the "Note").

1.           Maturity Date. The outstanding principal amount hereof, together with all accrued and unpaid interest thereon, shall be due and payable on the 1st year anniversary of the issuance of this Note (the "Maturity Date").

2.           Interest. The outstanding principal amount of this Note shall accrue interest at the per annum rate equal to twenty percent (20%). All interest which accrues during the term of this Note shall be due and payable monthly, commencing on the 1st day of December, 2013 and the 1st day of each month thereafter, with any unpaid interest from any monthly period added to the principal amount of this Note. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Commencing December 1st, 2013 and on the 1st day of each month thereafter, Maker shall pay Payee the sum of Eleven Thousand One Hundred and Sixty Six Dollars and 67/100 (US $11,166.67) per month.

3.           Payments. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds and delivered to Payee at such place as the holder hereof may from time to time designate in writing. Until notified in writing of the transfer of this Note, Maker shall be entitled to deem Payee, or such person who has been identified in writing to Maker as the holder of this Note, to be the owner and holder of this Note. Whenever any payment on this Note shall be stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of the payment of interest on this Note. All payments made in respect of this Note shall be applied first to expenses of collection, then to accrued and unpaid interest to the extent then due and payable and then to the principal amount outstanding hereunder. This Note may not be prepaid for at least six months. In the event Maker wants to prepay this Note, all interest for the six months must be paid.

4.           Default/Post-Maturity Interest. Any amount of principal and/or interest which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal and/or interest amount is paid in full, payable on demand, at an interest rate which is twenty-five percent (25%) per annum (the "Default Rate").

5.           Events of Default; Remedies.

5A Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (an "Event of Default") hereunder:

NG EDOCS : 1750228.2

(a) Maker shall fail to pay any principal or interest on this Note due at maturity, and such failure shall continue for ten (10) days after the date due; or

(b) Maker shall (i) file or acquiesce in any proceeding in bankruptcy or reorganization, (ii) make an assignment for the benefit of creditors or (iii) fail to vacate, discharge or dismiss within thirty (30) days of its initiation either (A) the filing of a proceeding in bankruptcy against it or (B) the appointment of a receiver or trustee for all or any part of Maker's assets or property.

5.2           Remedies. Upon or at any time after the occurrence of an Event of Default hereunder, the entire unpaid principal amount of this Note, together with accrued and unpaid interest thereon, shall, at the option of Payee, become due and payable forthwith, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by Maker.

6.           Miscellaneous.

6.1           Transfer of Note. Payee may not transfer this Note without the prior written consent of Maker. This instrument is registered on the books and records of Maker as to both principal and interest with the Maker and transfer of this obligation may be effected only by surrender of this instrument and either (a) the reissuance by the Maker of this instrument to the new holder or (b) the issuance by the Maker of a new instrument to the new holder. Transfer of this instrument at any time by any means other than the method described in this paragraph shall be deemed void and ineffectual.

6.2           Applicable Law; Etc. Maker agrees that the construction and enforceability of this Note shall be governed by the laws of the State of Florida and that none of its terms or provisions may be waived, altered, modified or amended except as Payee may consent thereto in a writing duly signed by it. All interest payable under this Note shall be limited to the amount which may be legally paid under Florida law (i.e., pursuant to the usury limits). The exclusive venue for any action or proceeding brought to enforce or interpret any provision of this Note shall be in the state courts of the State of Florida located in Miami-Dade County, Florida.

6.3           Severability. If there is any provision of this Note or the application thereof to any party or circumstance which shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note or the application of such provisions to other parties or circumstances. If at any time the rate of interest provided for herein shall exceed the maximum permitted by law, the rate of interest provided for herein shall be deemed to be the maximum permitted under applicable law.

6.4           Expenses. Maker agrees to pay all reasonable out-of-pocket costs of collection of this Note, including reasonable attorneys' fees in the event of a default.

6.5           Notices. Any notice or other communication herein required or permitted to be given shall be in writing and may be hand delivered or sent by United States mail, registered or certified, with postage prepaid and properly addressed and shall be deemed to have been given when delivered in person or three business days after deposit in the United States mail.

NGEDOCS: 17502282 2

6.6           Headings; Section References. The headings herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. References to a "Section" are, unless otherwise specified, to one of the Sections of this Note.

6.7           Tax Matters. Payee agrees to present an Internal Revenue Service Form W-8BEN or W-9 to Maker at such times as are requested by Maker, as well as any additional tax forms as are reasonably requested by Maker. Payee agrees to indemnify and hold harmless Maker and its affiliates from any tax obligations, interest and penalties arising from failure to withhold on any payments made to Payee.

6.8           Security Agreement and Pledge. Maker and Adrenalina Inc. d/b/a ID Perfumes ("Adrenalina") agree to execute separate security agreements in favor of Payee pledging all of their respective receivables, inventory and licenses. Further, in the event that Adrenalina sells or disposes of either of its perfume/fragrance licenses pertaining to Adam Levine or Kendall Jenner, Maker shall then be obligated to immediately pay to Payee all monies due and owing under this Note, including all unpaid principal and interest due hereunder through the Maturity Date.

6.9 It is agreed that a facsimile shall be considered an original.

IN WITNESS WHEREOF, Maker has executed and delivered this Note on the day and year first above written.

ID PERFUMES, INC., a Nevada Corporation

Date	By:	/s/ Isaac Lekach
Isaac Lekach
President

NGEDOCS: 1150228.2

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